FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Revenue Increased 7%

to $5.1 Million in Third Quarter 2019

●	Contract Services revenue increased 34% over prior-year period

●	Middle East revenue up 44% over the trailing quarter

●	Generated $1.0 million in cash from operations in the quarter

●	Long-term debt reduced 46% to a pro forma $3.4 million in 2019, following payment on Hard Rock note subsequent to end of quarter

VERNAL, UT, November 7, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the third quarter ended September 30, 2019. Prior-year periods are restated to reflect the write-down of the Tronco loan asset as of August 2017.

Troy Meier, Chairman and CEO, noted, “We made significant progress in the Middle East during the quarter, expanding the fleet of our patented Drill-N-Ream® (DNR) well bore conditioning tool and building up our team in the region. We have agreements with three oil field services companies to represent the tool in the Middle East North Africa region (“MENA”) and are in discussions with others to extend our reach into that market. Demand for the DNR has grown quickly as the tool gains acceptance in the region and as more operators experience the value that our tool generates.”

He added, “In the U.S., our expanded relationship with our long-time legacy customer continues to drive increased Contract Services revenue. We are also involved in productive dialogue with this customer to expand our relationship to include their representing the DNR in North America and MENA as well. In the meantime, while the U.S. drill rig count has declined 24% since the beginning of the year, the Drill-N-Ream continues to be deployed by many of the major operators, primarily in the Permian Basin. Here, as in MENA, we believe that the DNR provides measurable cost savings and improved drilling efficiencies, which is driving demand for the tool.”

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

Third Quarter 2019 Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands,except per share amounts)

	Q3 2019	Q3 2018	$Y/Y Change	% Y/Y Change	Q2 2019	$ Seq. Change	% Seq. Change
Tool sales/rental	$1,361	$1,655	$(294)	(17.8)%	$1,000	$361	36.1%
Other Related Tool Revenue	1,834	1,706	128	7.5%	1,573	261	16.6%
Tool Revenue	3,195	3,361	(166)	(4.9)%	2,573	622	24.2%
Contract Services	1,881	1,404	477	34.0%	1,970	(89)	(4.5)%
Total Revenue	$5,076	$4,765	$311	6.5%	$4,543	$533	11.7%

When compared with the prior-year period, revenue grew 6.5% driven by increased Contract Services and Other Related Tool Revenue. Contract services revenue was up 34% to $1.9 million as demand from the Company’s legacy customer was up for drill bit and other tool refurbishment and contract manufacturing. Other Related Tool revenue increased by 7.5% as the continued growth in tool runs strengthened royalty revenue, and as the durability of the DNR extended the tool life. This resulted in additional repair and refurbishments on the existing DNR fleets maintained by our primary distributor. The extended tool life has delayed the requirement for replacement tools resulting in lower tool sales. This was partially offset by increased rental revenue from the Middle East which was up $283 thousand to $288 thousand in the quarter.

Third Quarter 2019 Operating Expenses

($ in thousands, except per share amounts)

	Q3 2019	Q3 2018 restated	$ Y/Y Change	% Y/Y Change	Q2 2019	$ Seq. Change	% Seq. Change
Cost of revenue	$2,063	$1,666	$397	23.8%	$2,014	$49	2.4%
As a percent of sales	40.6%	35.0%			40.6%
Selling, general & administrative	2,502	1,867	635	34.0%	1,816	686	37.8%
As a percent of sales	49.3%	39.2%			41.1%
Depreciation & amortization	739	942	(204)	(21.6)%	930	(191)	(20.6)%
Total operating expenses	5,303	4,475	828	18.5%	4,760	543	11.4%
Operating (loss) income	(227)	290	(517)	NM	(217)	(10)	NM
As a % of sales	(4.5)%	6.1%			(1.7)%
Net (loss) income per share	(418)	128	(545)	NM	(397)	(21)	NM
Diluted (loss) earnings per share	(0.02)	0.01	(0.02)	NM	(0.02)	0.00	NM
Adjusted EBITDA(1)	$1,083	$1,365	$(282)	NM	$1,074	$9	0.8%

(1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

The cost of revenue as a percentage of sales increased on lower absorption with increased production capacity in Texas, higher tool maintenance and logistics costs associated with the MENA operations and product mix.

Increased selling, general and administrative expense (SG&A) over the prior-year and trailing period was primarily related to an increase in international sales and marketing expenses, professional fees, stock compensation expense and long-term incentive compensation.

Net loss for the quarter was $418 thousand, down from net income of $128 thousand in the third quarter of 2018. Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was $1.1 million, similar to the prior-year period.

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.

Year-to-Date Review

($ in thousands, except per share amounts)

	YTD 2019	YTD 2018 restated	$ Y/Y Change	% Y/Y Change

Tool sales/rental	$4,114	$6,153	$(2,039)	(33.1)%
Other Related Tool Revenue	5,099	4,809	290	6.0%
Tool Revenue	9,212	10,962	(1,750)	(16.0)%
Contract Services	5,444	3,803	1,641	43.2%
Total Revenue	14,656	14,765	(109)	(0.7)%
Operating expenses	15,187	13,219	1,968	14.9%
Operating (loss) income	(531)	1,546	(2,076)	NM
Net(loss) income	(1,061)	1,023	(2,084)	NM
Diluted (loss) earnings per share	(0.04)	0.04	(0.08)	NM
Adjusted EBITDA(1)	$3,351	$4,738	$(1,387)	(29.3)%

(1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

Revenue in the first nine months of 2019 was relatively unchanged from the prior-year period. Growth in Contract Services and Other Related Tool Revenue was up for similar reasons as the quarter and more than offset lower Tool Sales/Rental revenue. While tool rentals increased from activity in the Middle East, total tool sales/rental revenue declined on fewer DNR tool sales in the U.S.

Operating expenses increased $2.0 million over the prior-year period due to incremental costs associated with the Middle East expansion, addition of the Texas service center and the timing of long term incentive compensation. Operating loss was $0.5 million in the first nine months of 2019, compared with operating income in 2018 of $1.5 million.

Net loss for the first nine months of 2019 was $1.1 million, or $(0.04) per diluted share. Adjusted EBITDA(1) for the first nine months of 2019 was $3.4 million. Adjusted EBITDA margin was 23% in 2019, compared with 32% in 2018.

Balance Sheet and Liquidity

Cash at the end of the quarter was $2.8 million and working capital was $0.8 million. Capital expenditures were $0.2 million in the quarter and $0.4 million for the first nine months of 2019. In addition, approximately $0.6 million of tool inventory was converted to property, plant and equipment for DNR tools to support the expansion in MENA for the nine-month period. Also, the Company acquired a new machine tool turning center to enhance productivity that was directly financed for $0.2 million.

Total debt at the end of the third quarter was $8.8 million, down $2.1 million, or 19.2%, compared with $10.9 million at December 31, 2018. Subsequent to the end of the third quarter, the Company made its final 2019 payment on the Hard Rock note of $750 thousand in principal plus interest. Following this payment, pro forma long term debt was $3.4 million, down $2.9 million or 46% from the end of December 2018. The remaining principal balance on the Hard Rock note following the October payment was $3.0 million.

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

In February 2019, the Company secured a new $4.3 million credit facility comprised of a $0.8 million term loan and a $3.5 million revolver at prime plus 2% and certain fees. The credit facility matures on February 20, 2023. At the end of the third quarter, there was approximately $782 thousand borrowed on the revolver with a capacity of $1.8 million on the available asset base.

2019 Outlook and Guidance Estimates/ 2020 Preliminary Expectations:

The Company is refining its expectations for 2019 as noted below.

Revenue:	Approximately $19 million to $19.5 million, about 4%+ increase over 2018
Gross margin:	58% to 61%
SG&A expenses:	Approximately $8.5 million including non-cash bonus compensation
D&A:	Approximately $3.5 million
Interest Expense:	Approximately $800 thousand
Capital Expenditures:	Approximately $2.0 to $2.5 million, including inventory conversion and direct financing (Approximately $0.6 to $0.7 million as capex in Statement of Cash Flows)

Mr. Meier concluded, “We are extremely encouraged with the progress we have made this year to introduce the Drill-N-Ream into the Middle East. We believe this progress, combined with our expanded relationship with our long-term legacy customer will more than offset the depressed state of the North American oil & gas industry. We consider ourselves in a good position for growth as we head into 2020. Our preliminary expectations for 2020 are for revenue to increase 15% to 20% and for EBITDA margin to be in the 25% to 30% range.”

Definitions and Composition of Product/Service Revenue:

Contract Services Revenue is comprised of drill bit and other repair and manufacturing services.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale of tools or tools rented to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, November 15, 2019. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13694910, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, success at expansion in the Middle East, options available for market channels in North America, commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC

(716) 843-3908, dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Periods Ended September 30, 2019 and 2018

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018 restated	2019	2018 restated

Revenue	$5,076,215	$4,765,361	$14,656,003	$14,764,577

Operating cost and expenses

Cost of revenue	2,062,803	1,665,774	6,119,429	5,407,389
Selling, general, and administrative expenses	2,501,970	1,866,833	6,387,205	4,991,481
Depreciation and amortization expense	738,555	942,473	2,680,070	2,820,183

Total operating costs and expenses	5,303,328	4,475,080	15,186,704	13,219,053

Operating (loss) income	(227,113)	290,281	(530,701)	1,545,524

Other income (expense)
Interest income	12,080	16,066	52,444	30,080
Interest expense	(196,582)	(178,642)	(590,805)	(552,692)
Fixed asset impairment	(6,143)	-	(6,143)	-
Gain on sale or disposition of assets	-	-	14,147	-
Total other expense	(190,645)	(162,576)	(530,357)	(522,612)

(Loss) income before income taxes	$(417,758)	$127,705	$(1,061,058)	$1,022,912

Income tax expense	-	-	-	-
Net (loss) income	$(417,758)	$127,705	$(1,061,058)	$1,022,912

Basic (loss) income earnings per common share	$(0.02)	$0.01	$(0.04)	$0.04

Basic weighted average common shares outstanding	25,074,466	24,542,551	25,042,577	24,537,647

Diluted (loss) income per common Share	$(0.02)	$0.01	$(0.04)	$0.04

Diluted weighted average common shares outstanding	25,074,466	25,162,445	25,042,577	25,156,629

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	September 30, 2019	December 31, 2018 restated
Assets
Current assets:
Cash	$2,791,956	$4,264,767
Accounts receivable, net	4,098,536	2,273,189
Prepaid expenses	167,464	133,607
Inventories	960,330	1,003,623
Asset held for sale	252,704	-
Total current assets	8,270,990	7,675,186

Property, plant and equipment, net	7,868,520	8,226,009
Intangible assets, net	2,277,778	3,686,111
Other noncurrent assets	58,028	51,887
Total assets	$18,475,316	$19,639,193

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,270,401	$717,721
Accrued expenses	1,610,265	631,860
Income tax payable	3,640	3,640
Current portion of long-term debt, net of discounts	4,591,811	4,578,759
Total current liabilities	$7,476,117	$5,931,980

Long-term debt, less current portion, net of discounts	4,176,321	6,296,994
Total liabilities	$11,652,438	$12,228,974

Stockholders’ equity
Common stock (25,018,098 and 24,535,334)	25,098	25,018
Additional paid-in-capital	39,914,248	39,440,611
Accumulated deficit	(33,116,468)	(32,055,410)
Total stockholders’ equity	$6,822,878	$7,410,219
Total liabilities and shareholders’ equity	$18,475,316	$19,639,193

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Periods Ended September 30, 2019 and 2018
(unaudited)

	September 30, 2019	September 30, 2018 restated
Cash Flows From Operating Activities
Net (loss) income	$(1,061,058)	$1,022,912
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,680,070	2,820,183
Amortization of debt discount and deferred loan cost	10,561	43,459
Share based compensation expense	473,717	372,211
Income tax expense	-	-
Impairment of property, plant and equipment	6,143	-
Impairment of inventories	-	41,396
Gain on sale of assets	(14,147)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,825,347)	38,150
Inventories	(539,586)	121,484
Prepaid expenses and other current assets	(39,998)	(308,072)
Accounts payable and accrued expenses	1,531,085	(181,515)
Net Cash Provided By Operating Activities	$1,221,440	$3,970,208

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(392,691)	(183,263)
Net Cash Used In Investing Activities	(392,691)	(183,263)

Cash Flows From Financing Activities
Principal payments on debt	(3,813,443)	(1,887,061)
Proceeds from debt borrowings	800,000	-
Principal payments on revolving loans	(735,019)	-
Prroceeds from revolving loans	1,517,005	-
Debt issuance costs	(70,103)	-
Net Cash Used In Financing Activities	$(2,301,560)	(1,887,061)

Net (Decrease) Increase in Cash	(1,472,811)	1,899,884
Cash at Beginning of Period	4,264,767	2,375,179
Cash at End of Period	$2,791,956	$4,275,063

Supplemental information:
Cash paid for interest	$673,251	$488,112
Acquisition of equipment by issuance of note payable	$183,378	$-
Inventory converted to property, plant and equipment	$582,879	$-

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Superior Drilling Products, Inc. Revenue Increased 7% to $5.1 Million in Third Quarter 2019
November 7, 2019

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	September 30, 2019	September 30, 2018 restated	June 30, 2019

GAAP net (loss) income	$(417,758)	$127,705	$(397,424)
Add back:
Depreciation and amortization	738,555	942,473	930,410
Impairment of assets	6,143	-	136,000
Interest expense, net	184,502	162,576	194,810
Share-based compensation	155,749	131,867	136,115
Net non-cash compensation	415,438	-	88,200
Gain on disposition of assets	-	-	(14,147)
Income tax expense (benefit)	-	-	-
Non-GAAP adjusted EBITDA(1)	$1,082,629	$1,364,621	$1,073,964

GAAP Revenue	$5,076,215	$4,765,361	$4,543,442
Non-GAAP Adjusted EBITDA Margin	21.3%	28.6%	23.6%

	Nine Months Ended
	September 30, 2019	September 30, 2018 restated

GAAP net (loss) income	$(1,061,058)	$1,022,912
Add back:
Depreciation and amortization	2,680,070	2,820,183
Impairment of assets	142,143	-
Share-based compensation	473,717	372,211
Net non-cash compensation	591,838	-
Interest expense, net	538,361	522,612
(Gain) loss on disposition of assets	(14,147)	-
Income tax expense (benefit)	-	-
Non-GAAP Adjusted EBITDA(1)	$3,350,924	$4,737,918

GAAP Revenue	$14,656,003	$14,764,577
Non-GAAP Adjusted EBITDA Margin	22.9%	32.1%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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